As filed with the Securities and Exchange Commission on September 16, 2026

Registration No. 333-298229

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

STABLECOIN DEVELOPMENT CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	68-0454536
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

222 Lakeview Ave, Suite 800

West Palm Beach, FL 33401

Telephone: (561) 206-4345

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael J. Kazley

Chief Executive Officer

222 Lakeview Ave, Suite 800

West Palm Beach, FL 33401

Telephone: (561) 206-4345

(Name, address including zip code, and telephone number, including area code, of agent for service)

With copies to:

Christopher J. Capuzzi
Ropes & Gray LLP
1211 Avenue of the Americas
New York, NY 10036
Telephone: (212) 596-9000

From time to time after the effectiveness of the registration statement.
(Approximate date of commencement of proposed sale to the public)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒	Smaller reporting company ☒

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Pre-Effective Amendment No. 1 (this “Amendment”) to the Registration Statement on Form S-3 (Registration No. 333-298229) of Stablecoin Development Corporation, initially filed with the Securities and Exchange Commission on August 11, 2026 (the “Registration Statement”), is being filed to revise and supplement the disclosure in the prospectus regarding the Sky Protocol, the SKY token and the Company’s digital asset activities, including by adding a new section captioned “Our Business”, to update the documents incorporated by reference in the prospectus, and to file or update certain exhibits to the Registration Statement. This Amendment does not register any additional securities.

The information contained in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities pursuant to this registration statement until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS - SUBJECT TO COMPLETION - DATED SEPTEMBER 16, 2026

STABLECOIN DEVELOPMENT CORPORATION

45,337,032 shares of Common Stock

Up to 167,539,227 shares of Common Stock Underlying January 2026 Pre-Funded Warrants

This prospectus relates to the resale or other disposition from time to time by the selling stockholders identified in this prospectus, including their transferees, pledgees, donees or successors, of up to an aggregate of 212,876,259 shares of our common stock, par value $0.01 per share (“Common Stock”), consisting of: (i) 45,337,032 shares of Common Stock, consisting of (A) 22,614,600 shares of Common Stock (the “October 2025 Exercise Shares”) issued upon the cashless exercise of pre-funded warrants originally issued on October 16, 2025 (the “October 2025 Pre-Funded Warrants”) and (B) 22,722,432 shares of Common Stock (the “Preferred Conversion Shares”) issued upon conversion of Series D Preferred Stock and Series E Preferred Stock originally acquired in October 2025 and (ii) 167,539,227 shares of Common Stock (the “January 2026 Pre-Funded Warrant Shares”) issuable upon the exercise of pre-funded warrants (the “January 2026 Pre-Funded Warrants”), with an exercise price of $0.05 per share, issued on January 16, 2026. We refer to the January 2026 Pre-Funded Warrant Shares, the October 2025 Exercise Shares and the Preferred Conversion Shares collectively as the “Securities” in this prospectus.

The January 2026 Pre-Funded Warrants were issued pursuant to a Securities Purchase Agreement, dated as of January 16, 2026 (the “January 2026 SPA”), by and among Stablecoin Development Corporation (the “Company”), R01 Fund LP (“R01”), Framework Ventures IV L.P. (“Framework”), Tether Investments, S.A. de C.V. (“Tether”) and Sky Frontier Foundation (together with R01, Framework and Tether, the “Purchasers” and each, a “Purchaser”) in a private placement that closed on January 16, 2026 (the “January 2026 Private Placement”).

The registration of the January 2026 Pre-Funded Warrant Shares is required by the Investors’ Rights Agreement dated January 16, 2026 (the “IRA”), which requires the Company to file, and to use reasonable best efforts to cause to become and remain effective, a shelf registration statement covering the January 2026 Pre-Funded Warrant Shares, and which also provides the Purchasers with demand and piggyback registration rights. The IRA also provides board nomination rights for R01 Fund LP, Framework Ventures IV L.P. and Sky Frontier Foundation, each terminating if the holder, together with its affiliates, ceases to beneficially own Common Stock, together with securities convertible into or exchangeable for Common Stock, representing at least 5% of the outstanding Common Stock, without regard to any exercise restrictions on such securities.

In addition, pursuant to the January 2026 SPA, from and after the time any tranche of a Purchaser’s shares of Common Stock becomes eligible for sale following the issuance of such shares upon exercise of such Purchaser’s January 2026 Pre-Funded Warrant in accordance with the tiered exercise schedule set forth therein, each Purchaser agreed that its, and its affiliates’, aggregate sales on any trading day of shares of Common Stock issued upon exercise of the January 2026 Pre-Funded Warrants (and any other shares of Common Stock issued in respect thereof), and, in the case of R01 and Framework, of all shares of Common Stock and common stock equivalents beneficially owned by them and their affiliates, whether acquired before, on or after the date of the January 2026 SPA, including the October 2025 Exercise Shares and the Preferred Conversion Shares offered by this prospectus, shall not exceed 10% of the average daily trading volume of the Common Stock for the thirty consecutive trading days immediately preceding such trading day, as reported by the NYSE American, LLC (the “NYSE American”). The Company is entitled to specific performance and injunctive relief in respect of any breach or threatened breach of this limitation.

Only the January 2026 Pre-Funded Warrant Shares are subject to the IRA registration requirements, but the Company has included the October 2025 Exercise Shares and the Preferred Conversion Shares in this registration statement to facilitate an orderly market for the selling stockholders.

The selling stockholders may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. See “Plan of Distribution” below. We do not know when or in what amount the selling stockholders may dispose of or offer for sale the shares covered by this prospectus. The registration of the Securities does not necessarily mean that the selling stockholders will sell any or all of the Securities covered by this prospectus.

We are not offering any shares of Common Stock under this prospectus. We will not receive any of the proceeds from the sale of Common Stock by the selling stockholders, except with respect to amounts received by us upon exercise of the January 2026 Pre-Funded Warrants to the extent exercised for cash. All expenses of registration incurred in connection with this offering are being borne by us. The selling stockholders will bear all discounts and commissions, if any, and expenses incurred by them for brokerage, accounting, tax or legal services or any other expenses incurred in their sale of shares of Common Stock.

Our Common Stock is listed on the NYSE American under the symbol “SDEV.” On September 15, 2026, the last reported sale price of our Common Stock was $0.86 per share.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Investing in our Common Stock is highly speculative and involves a high degree of risk. You should purchase the Common Stock only if you can afford a complete loss of your investment. You should carefully consider the risks and uncertainties described under the heading “Risk Factors” beginning on page 13 of this prospectus, and any applicable prospectus supplement, and under similar headings in the other documents that are incorporated by reference into this prospectus, before making a decision to purchase our Common Stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is September 16, 2026

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), utilizing a “shelf” registration process. Under this shelf registration statement, the selling stockholders may sell from time to time in one or more offerings the Securities described in this prospectus.

You should read this prospectus and the information and documents incorporated by reference carefully. Such documents contain important information you should consider when making your investment decision. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus.

This prospectus may be supplemented from time to time to add, update or change information in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. Neither we nor the selling stockholders have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement, as well as information we have filed with the SEC that is incorporated by reference, is accurate as of the date on the front of those documents only, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

Unless otherwise stated or the context requires otherwise, references in this prospectus to “SDEV,” “Stablecoin Development,” the “company” or the “Company,” “we,” “us,” or “our” refer to Stablecoin Development Corporation, unless the context otherwise requires. On April 2, 2026, the Company amended its Second Amended and Restated Certificate of Incorporation to effect a change of the Company’s name from “NovaBay Pharmaceuticals, Inc.” to “Stablecoin Development Corporation.” On February 20, 2026, the Company effected a 1-for-5 reverse stock split (the “Reverse Stock Split”). All share numbers and per-share figures in this prospectus are presented on a post-split basis, unless otherwise indicated.

PROSPECTUS SUMMARY

This summary provides an overview of selected information included or incorporated by reference in this prospectus and does not contain all of the information you should consider before investing in our Common Stock. You should carefully review this entire prospectus, the information incorporated by reference herein and the registration statement of which this prospectus is a part in their entirety before investing in our Common Stock, including the information discussed under “Risk Factors” in this prospectus and the documents incorporated by reference and our financial statements and notes thereto that are incorporated by reference in this prospectus.

Overview

Stablecoin Development Corporation, formerly known as NovaBay Pharmaceuticals, Inc., is an on-chain holding company focused on long-duration participation in protocol-aligned digital asset ecosystems and providing public market access to the stablecoin economy. The Company’s initial digital asset focus is the Sky Protocol ecosystem, with SKY token (“SKY”) as its core holding. Through staking and other on-chain activities, the Company seeks to generate protocol-level economic exposure while maintaining governance, risk management, and public-company discipline.

SKY, the governance token of the Sky Protocol, is currently the only digital asset deployed under the Company’s current strategy and represents the Company's primary digital asset holding. As of June 30, 2026, the Company held 2,286,511,374 SKY, representing approximately 10% of the total supply of SKY at such date. The Company’s SKY holdings are deployed in staking activities within the Sky Protocol ecosystem, and the Company’s staked SKY carries governance voting rights in the Sky Protocol. The Company’s Common Stock is listed on the NYSE American under the symbol “SDEV.”

The Company effected the Reverse Stock Split on February 20, 2026. No fractional shares were issued in the Reverse Stock Split and fractional entitlements were rounded up to the nearest whole share.

The Sky Protocol, SKY and our digital asset activities, including our custody and execution arrangements, our staking activities, the Investment Advisory Committee (the “IAC”) and our framework for evaluating additional digital assets, are described under “Our Business” below.

The Private Placements and Conversion Transactions

On January 16, 2026, the Company entered into the January 2026 SPA with R01 Fund LP, Framework Ventures IV L.P., Tether Investments, S.A. de C.V. and Sky Frontier Foundation for the issuance of January 2026 Pre-Funded Warrants exercisable for an aggregate of 167,539,227 shares of Common Stock at an exercise price of $0.05 per share, for aggregate gross proceeds of approximately $134.0 million. The purchase price per January 2026 Pre-Funded Warrant was $0.85, of which $0.80 per share was pre-funded at the closing, with the remaining $0.05 per share payable as the exercise price upon exercise. The January 2026 Pre-Funded Warrants have tiered exercisability: 20% exercisable on July 16, 2026 (six months from issuance), 30% on October 16, 2026 (nine months), and the remaining 50% on January 16, 2027 (twelve months). Stockholder approval in accordance with Section 713 of the NYSE American LLC Company Guide was obtained at the March 12, 2026 special meeting. The warrants are subject to beneficial ownership blockers of 4.99% or 9.99% per Purchaser. The proceeds from the January 2026 Private Placement, together with proceeds from any future capital raises, are intended to support a multi-year capital allocation strategy focused on acquiring and holding a portfolio of select digital assets that exhibit revenue-generating characteristics, consistent with the Company's operating and risk framework. SKY, the governance token of the Sky Protocol, is currently the only digital asset approved under such framework. The Company’s framework for evaluating additional digital assets is described under “Our Business, Framework for Evaluating Additional Digital Assets” below.

In addition, pursuant to the January 2026 SPA, from and after the time any tranche of a Purchaser’s shares of Common Stock becomes eligible for sale following the issuance of such shares upon exercise of such Purchaser’s January 2026 Pre-Funded Warrant in accordance with the tiered exercise schedule set forth therein, each Purchaser agreed that its, and its affiliates’, aggregate sales on any trading day of shares of Common Stock issued upon exercise of the January 2026 Pre-Funded Warrants (and any other shares of Common Stock issued in respect thereof), and, in the case of R01 and Framework, of all shares of Common Stock and common stock equivalents beneficially owned by them and their affiliates, whether acquired before, on or after the date of the January 2026 SPA, including the October 2025 Exercise Shares and the Preferred Conversion Shares offered by this prospectus, shall not exceed 10% of the average daily trading volume of the Common Stock for the thirty consecutive trading days immediately preceding such trading day, as reported by the NYSE American. The Company is entitled to specific performance and injunctive relief in respect of any breach or threatened breach of this limitation.

In October 2025, R01 Fund LP and Framework Ventures IV L.P. acquired Series D Preferred Stock (from David Lazar, the Company’s then-CEO) and Series E Preferred Stock (directly from the Company) that subsequently converted into an aggregate of 22,722,432 shares of Common Stock (post-split). In October 2025, R01 and Framework also received October 2025 Pre-Funded Warrants exercisable for 1,081,082 shares (as originally issued), which, following anti-dilution adjustments triggered by 2025 dilutive issuances, increased to approximately 22,664,040 shares with an adjusted exercise price of $0.002385 per share. On June 12, 2026 (with respect to R01) and June 15, 2026 (with respect to Framework), the Company entered into amendments to each holder’s respective October 2025 Pre-Funded Warrants to remove the beneficial ownership limitation and the delayed initial exercise date provision that had previously restricted exercise. On June 15, 2026, following such amendments, each of R01 and Framework exercised its October 2025 Pre-Funded Warrant in full on a cashless basis, resulting in the issuance of 11,307,300 shares of Common Stock to each holder (with 24,720 warrant shares withheld from each as payment of the exercise price), or 22,614,600 shares in the aggregate.

Restrictions on Resale by the Selling Stockholders

The registration of the Securities does not necessarily mean that the selling stockholders will sell any or all of the Securities covered by this prospectus. Resales of the Securities are subject to a series of contractual and structural limitations:

(i)

Tiered exercisability. The January 2026 Pre-Funded Warrant Shares, which represent approximately 79% of the shares registered hereby, may be issued only as the January 2026 Pre-Funded Warrants become exercisable in tranches: 20% beginning July 16, 2026, an additional 30% beginning October 16, 2026 and the remaining 50% beginning January 16, 2027.

(ii)

Beneficial ownership limitations. No holder may exercise a January 2026 Pre-Funded Warrant to the extent that, after giving effect to such exercise, it would beneficially own Common Stock in excess of its applicable beneficial ownership limitation, which was set at either 4.99% or 9.99% of outstanding Common Stock, at each holder’s election and as set forth in each holder’s signature page to the January 2026 SPA, and which may in no event be increased above 9.99%. Shares issued in excess of the respective beneficial ownership limitations are null and void ab initio. As of July 27, 2026, the beneficial ownership of each of R01 and Framework exceeded its applicable beneficial ownership limitation set forth in the January 2026 SPA, precluding any exercise by those holders while that remains the case.

(iii)

Daily volume limitation. Under the January 2026 SPA, each Purchaser’s aggregate sales on any trading day, together with its affiliates and, in the case of R01 and Framework, across all shares of Common Stock and common stock equivalents they beneficially own, including the October 2025 Exercise Shares and the Preferred Conversion Shares, may not exceed 10% of the trailing 30-trading-day average daily trading volume of the Common Stock, and the Company may enforce this limitation through specific performance and injunctive relief.

(iv)

Regulation M; prospectus delivery. Sales under this prospectus are subject to the anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 (the “Exchange Act”) and the prospectus delivery requirements of the Securities Act. See “Description of Private Placements,” “Selling Stockholders” and “Plan of Distribution.”

Registrant Information

We are a Delaware corporation. The Company was originally incorporated in California in 2000 as NovaCal Pharmaceuticals, Inc. and reincorporated in Delaware. Our principal executive offices are located at 222 Lakeview Ave, Suite 800, West Palm Beach, FL 33401. Our phone number is (561) 206-4345. We make our periodic reports and other information filed with, or furnished to, the SEC available free of charge through our filings on the SEC’s website. The information on or accessible through our website is not part of and is not incorporated by reference into this prospectus.

OUR BUSINESS

The following disclosure supplements the descriptions of our business contained in our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 19, 2026, as amended by Form 10-K/A filed with the SEC on April 29, 2026 (collectively, the “Form 10-K”), and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, filed with the SEC on July 30, 2026, each of which is incorporated by reference in this prospectus, and, to the extent inconsistent with those descriptions, supersedes them.

Overview

In the past year, we completed a comprehensive realignment of our business. We have adopted a capital allocation strategy focused on acquiring digital assets that provide exposure to economic participation within open digital financial networks.

On January 16, 2026, we completed a private placement of pre-funded warrants to purchase an aggregate of 167,539,227 shares of Common Stock in exchange for approximately $25.0 million in cash and an aggregate of approximately $109.0 million in SKY and stablecoins, for aggregate gross proceeds of approximately $134.0 million (the “January 2026 Private Placement”). The proceeds from the January 2026 Private Placement support a multi-year capital allocation strategy focused on acquiring and holding a portfolio of select digital assets that exhibit revenue-generating characteristics, consistent with our operating and risk framework, with SKY, the governance token of the decentralized Sky Protocol, being the only currently approved asset.

Our approach anticipates that we may:

●	Hold digital assets, including SKY, for extended periods as long-term positions intended to participate in protocol-level economics and potential capital appreciation;

●	Periodically monetize a portion of holdings for general corporate purposes, including to manage tax positions in accordance with applicable law;

●	Evaluate opportunities to generate liquidity or financing that reference or are collateralized by assets held by the Company, including SKY; and

●	Continue to invest in internal capabilities and third-party relationships necessary to transact, settle, account for, and safeguard SKY.

The execution and scope of this strategy are subject to prevailing market conditions, risk limits approved by the Board and informed by recommendations of the IAC, the availability of suitable commercial opportunities, and regulatory, legal and tax considerations.

Initial Digital Asset Holdings - SKY

Our IAC has set a primary strategic objective to acquire SKY with substantially all cash in excess of operating requirements, deployed opportunistically. As of the closing of the January 2026 Private Placement, we held an aggregate of approximately 943.6 million SKY. As of June 30, 2026, we held 2,286,511,374 SKY, representing approximately 10% of the total supply of SKY. As of September 13, 2026, we held approximately 2,314,948,613 SKY, representing approximately 10% of total SKY supply. SKY can be acquired, transferred, and held through digital wallets that rely on public/private key pairs, and it may be exchanged on trading venues that support SKY pairs against fiat currencies or other digital assets. The Sky Protocol is a decentralized protocol developed around the USDS stablecoin that is managed by Sky ecosystem governance. It is a non-custodial, blockchain-based software protocol consisting of open-source, self-executing, autonomous smart contracts that are currently deployed on the Ethereum blockchain. There are two tokens that are native to the Sky Protocol. The first is the USDS stablecoin, which is a collateral-backed token designed to maintain a soft-peg to the U.S. dollar. The second is SKY, which is the governance token of the decentralized Sky ecosystem.

The Sky Protocol: Creation and Governance

The Sky Protocol evolved from MakerDAO, one of the earliest decentralized finance projects, whose single-collateral origins date to the 2014 to 2015 period and whose DAI stablecoin launched in 2017. The protocol rebranded to Sky in August 2024 and launched USDS as the successor stablecoin to DAI, with 1:1 convertibility between DAI and USDS maintained. In May 2025, the protocol completed its multi-phase “Endgame” transition, retiring the legacy MKR governance token in favor of SKY as the sole governance token of the protocol at a fixed upgrade rate of 1 MKR to 24,000 SKY. The protocol is one of the longest-operating decentralized stablecoin platforms, with USDS and DAI supply exceeding $10 billion as of June 30, 2026 according to data published by Sky Ecosystem Insights (financial.skyeco.com).

Protocol parameters and upgrades are established by SKY holders through an open, on-chain voting process consisting of governance polls followed by executive votes that deploy “spells,” which are executable code changes to the protocol’s smart contracts. Governance operates under the Sky Atlas, the protocol’s governance rulebook, adopted and amendable by SKY tokenholder vote through the protocol’s on-chain governance process, from which executive actions derive. Executive votes are subject to Sky Protocol’s Governance Security Module pause delay, a safety mechanism that imposes a delay between the approval and the activation of executive actions.

Sky Frontier Foundation (the “Foundation”) is an independent foundation organized to support the development of the Sky Protocol ecosystem. The Foundation holds SKY in its own capacity, separate from its investment in the Company. The Foundation’s contractual rights as an investor in the Company are described under “Description of Private Placements, Investor Rights of the Private Placement Purchasers” below.

The Sky ecosystem includes Sky Stars (formerly known as SubDAOs), which are independent, decentralized ecosystem projects built on Sky infrastructure under the rules of the Sky Atlas. Examples include Spark, which launched its own SPK token in June 2025, and Grove. Separately, the protocol’s Agent framework includes Prime Agents (formerly known as Star Agents), which are allocation and execution entities within the protocol. These names reflect changes adopted on the protocol’s governance record, including an August 11, 2025 Atlas Edit (an on-chain governance action amending the Atlas, approved through the protocol’s voting process) that renamed Star Agents to Prime Agents and Prime Delegates to Ranked Delegates.

Holders of SKY may vote directly in governance polls and executive votes or may delegate their voting power, on a non-custodial and revocable basis, to recognized delegates (“Aligned Delegates”) through on-chain delegate contracts. Aligned Delegates are recognized delegates registered under the requirements of the Sky Atlas. Any SKY holder may delegate its voting power to an Aligned Delegate, and Aligned Delegates exercise the delegated voting power subject to alignment obligations under the Atlas designed to protect the protocol. Under the Sky Atlas, the Aligned Delegates with the greatest delegated voting power, currently six as of September 13, 2026, are recognized as Ranked Delegates and hold defined procedural roles under the Atlas, including the ability to trigger proposals to amend the Atlas. Atlas amendments are further subject to a minimum positive participation threshold, currently 480,000,000 SKY. During 2026, Atlas amendment proposals have been triggered by multiple distinct Ranked Delegates. As of September 13, 2026, the six Ranked Delegates collectively held approximately 97.4% of delegated voting power, the two largest Ranked Delegates held approximately 73.2%, and delegated voting power represented substantially all of the voting power exercised in recent governance votes. The Company’s staked SKY carries governance voting rights.

Major modifications to the protocol have included the 2024 rebrand and the launch of USDS, the completion of the Endgame transition (meaning the transition from MakerDAO into the Sky Protocol) and the retirement of MKR in May 2025, the activation of the SKY staking module and Sky Token Rewards, the adoption and scheduled increases of the Delayed Upgrade Penalty (which reduces the amount of SKY received per MKR) applicable to conversions of legacy MKR, and the launch of ecosystem projects and related tokens. See “Our Business, Delayed Upgrade Penalty and Other Protocol Penalties” for more information on the Delayed Upgrade Penalty.

SKY is currently the only digital asset approved for investing by the IAC. However, the Company’s strategy contemplates evaluating additional digital assets over time that meet similar economic and risk criteria to SKY. The IAC evaluates and recommends, and the Board approves, any addition to our asset holdings. The evaluation criteria and approval process are described below under “Our Business, Framework for Evaluating Additional Digital Assets.” Any material amendment, modification or addition to our digital asset strategy remains subject to applicable contractual consent rights.

The price of SKY is determined in network-based markets by supply and demand among market participants, including individuals, institutions, market makers, and custodial service providers. Liquidity, spreads, and volumes vary by venue and geography. Prices may be volatile due to factors including protocol changes, market sentiment, macroeconomic conditions, third-party platform events, and broader digital asset market dynamics. As of September 13, 2026, the market capitalization of SKY was approximately $1.46 billion, and the 30-day average daily trading volume of SKY was approximately $11.0 million, in each case as reported on the Sky Protocol listing maintained by CoinGecko, which aggregates SKY trading volume across reporting centralized and decentralized venues under a documented methodology. Coinbase Exchange is the principal market for SKY used by the Company for purposes of fair-value measurement. Other trading venues supporting SKY pairs against fiat currencies or other digital assets include Kraken (the affiliated exchange platform; not the Company’s custodian), Crypto.com, KuCoin, and MEXC, and SKY also trades on decentralized exchanges, including through routing via CoW Protocol.

SKY Tokenomics

The Sky Protocol is a decentralized stablecoin issuance and collateralized-lending protocol with a staking module. Overcollateralized vaults and related modules mint USDS (and legacy DAI). The protocol also operates a savings module (sUSDS, bearing the “Sky Savings Rate”), collateralized lending, and on-chain settlement. The protocol is not a trading protocol, and the Company does not operate the protocol. The protocol generates revenue from borrowing fees and other economic activity, a portion of which is used to fund open-market buybacks of SKY that are allocated between distributions to staking participants and the protocol’s surplus buffer.

SKY is the governance token of the Sky Protocol. Its principal use cases are governance voting and staking to receive protocol distributions funded by protocol revenue. The economic link among USDS adoption, protocol revenue, revenue-funded buybacks, and staking rewards is the principal value-accrual mechanism associated with SKY. Over its lifecycle, SKY enters circulation upon conversion of legacy MKR at the fixed upgrade rate, trades on centralized and decentralized venues, may be staked into and unstaked from the protocol’s staking engine, and carries governance voting weight. A brief discussion of hard forks and their historical role in the Sky Protocol is provided below under “Our Business, Industry Participants and Ecosystem.”

The maximum and total supply of SKY is approximately 23.46 billion tokens, which equals the total supply of legacy MKR multiplied by the base upgrade rate of 24,000 SKY per MKR; the amount of SKY ultimately outstanding will be lower than that amount to the extent of SKY burned and SKY forgone under the Delayed Upgrade Penalty described below. Unless otherwise indicated, supply figures for SKY in this prospectus are as reported on the Sky Protocol risk and analytics dashboard maintained by Block Analitica at info.sky.money (the “Sky Dashboard”), which reports supply metrics for the SKY token contract deployed on the Ethereum blockchain at address 0x56072C95FAA701256059aa122697B133aDEd9279 (the “SKY Token Contract”) on the basis of on-chain data; circulating supply figures published by third-party market data aggregators are calculated under their own methodologies and may differ, and the Company has not independently verified the methodology of the Sky Dashboard. As reported on the Sky Dashboard, the circulating supply of SKY was approximately 22.94 billion tokens as of December 31, 2025 and approximately 23.39 billion tokens as of September 13, 2026. Circulating supply as reported on the Sky Dashboard is lower than total supply because it excludes protocol-held balances of SKY, and it may increase or decrease from period to period as a result of protocol activity that does not change total supply, including distributions of SKY from protocol-held balances, repurchases of SKY into protocol-held balances, and burns. New SKY emissions are permanently disabled and the supply of SKY is capped. No SKY is created other than upon conversion of legacy MKR at the fixed upgrade rate, net of the Delayed Upgrade Penalty described below, and because total supply already reflects all legacy MKR at the base upgrade rate, such conversions do not increase total supply. As of September 13, 2026, approximately 84,850 MKR, representing approximately 8.7% of the total supply of legacy MKR, remained unconverted. At the base upgrade rate, that MKR would be convertible into approximately 2.04 billion SKY, and at the 5% Delayed Upgrade Penalty rate currently in effect, into approximately 1.93 billion SKY. Further discussion of average daily trading volume is provided under “Our Business, The Sky Protocol: Creation and Governance.”

SKY has no automatic burn mechanism tied to user transactions. SKY is removed from supply through two channels. First, a portion of protocol surplus is used to repurchase SKY in the open market. Under governance-set parameters, repurchased SKY is allocated between distributions to staking participants and protocol-controlled balances accumulated for burning, and accumulated SKY is burned from protocol-controlled balances upon approval of governance executive votes. In September 2026, an executive vote authorized the burn of approximately 2.86 million SKY held in the protocol’s Pause Proxy balance. As of September 13, 2026, approximately 2.86 million SKY had been burned through this channel in the aggregate. Second, the Delayed Upgrade Penalty described below reduces the amount of SKY received upon conversion of legacy MKR. SKY forgone under the penalty is not received by the converting holder and is not otherwise placed into circulation, and it permanently reduces the amount of SKY that will ultimately be outstanding. At the 5% penalty rate in effect as of September 13, 2026, conversion of all remaining unconverted MKR would result in approximately 102 million fewer SKY being issued than at the base upgrade rate, and that reduction increases with each scheduled step-up in the penalty rate. Neither channel affects SKY held by the Company or any other holder, and no new SKY is created through inflationary emission. There are no lockups or unlock schedules applicable to SKY other than voluntary staking, which is not subject to any lockup. This and other aspects of our staking activity are described below under “Our Business, Staking.”

Industry Participants and Ecosystem

The SKY ecosystem includes open-source developers, node operators, wallet providers, custodians, trading venues, market makers, data and analytics providers, payment facilitators, and software and hardware vendors. The breadth, maturity, and reliability of third-party services may affect liquidity, price discovery, and operational resilience. As adoption evolves, we expect service availability to change, including execution, clearing arrangements, and enterprise-grade integration tools.

No contentious or hard forks of the Sky Protocol have occurred through the date of this prospectus. The MKR-to-SKY upgrade and the DAI-to-USDS transition were governance-approved protocol migrations rather than forks, and each was adopted through the protocol’s on-chain governance process and did not create a competing chain or competing token network.

Custody and Safeguarding of Digital Assets

Overview of Custodial Arrangements

On January 6, 2026, the Company and Fireblocks, Inc. (“Fireblocks”) entered into the Master Services Agreement, which includes the Order Service Form thereunder (collectively, the “Fireblocks Agreement”). Under the Fireblocks Agreement, the Company receives a non-exclusive, non-sublicensable, non-transferable subscription to access and use the Fireblocks service, including the Fireblocks Platform Subscription and Station70 Bunker disaster recovery services. The initial term of the Fireblocks Agreement commenced on January 6, 2026 and expires on January 5, 2027, and automatically renews for successive one-year periods unless either party provides at least 30 days’ prior written notice of non-renewal. Substantially all of the Company’s SKY is held in self-custody through Company-controlled wallets secured by the multi-party computation key management platform provided by Fireblocks, Inc. and is deployed in the Sky Protocol’s staking smart contracts. The residual balance of the Company’s SKY that is not deployed as staked principal consists of accrued but unclaimed staking rewards held in the protocol’s reward contracts, which the Company claims and re-stakes periodically through its Fireblocks-secured wallets.

On February 4, 2026, the Company, Payward Interactive, Inc., Payward Financial, Inc. (doing business as Kraken Financial), and Staked Cayman (collectively, the “Prime Broker”) entered into the Prime Broker Agreement (the “Kraken Agreement”). Under the Kraken Agreement, the Company receives the following services: (i) digital asset trading and execution services through the Kraken platform, (ii) custodial services for the safekeeping of digital assets through segregated custody accounts and (iii) a deferred payment facility providing the Company with a trading cap to execute trades without prefunding. The Company receives a non-exclusive, non-transferable, non-sublicensable, revocable, and royalty-free license to access and use the Prime Broker's platform and related content. Fees associated with the services include a setup fee, trading costs reflected in spreads applied to executed transactions, and a custody fee payable monthly in arrears. All custodied digital assets are held in trust for the benefit of the Company in segregated custody accounts controlled by the Prime Broker as a custodian under Wyoming law. The initial term of the Kraken Agreement is one year and automatically renews for successive one-year terms unless either party provides at least 30 days’ prior written notice of non-renewal. Either party may also terminate the Kraken Agreement upon 30 days’ written notice. The Company maintains its qualified custody relationship with Payward Financial, Inc. (doing business as Kraken Financial), a Wyoming special purpose depository institution, which held zero or a de minimis amount of SKY of the Company as of September 13, 2026.

The above description of the Fireblocks Agreement and Kraken Agreement is a summary only and is subject to, and qualified entirely by, the Fireblocks Agreement and Kraken Agreement, which are incorporated by reference as Exhibits 10.3 and 10.4, respectively, to this prospectus.

Kraken Financial serves as the Company’s qualified custodian pursuant to Wyoming law. Because staking requires on-chain deployment that cannot be executed from a custodial account, substantially all of the Company’s SKY is held in self-custody through Company-controlled wallets secured by the multi-party computation (“MPC”) key management platform provided by Fireblocks and is deployed in the Sky Protocol’s staking smart contracts. Fireblocks does not hold digital assets, does not act as a custodian, and does not have unilateral control over the Company’s digital assets.

Kraken Financial’s Wyoming special purpose depository institution charter is current, and in March 2026 the Federal Reserve Bank of Kansas City approved a limited-purpose master account for the chartered entity. The broader Kraken trading and custody platform operates through affiliated entities registered as money services businesses with the Financial Crimes Enforcement Network and licensed as money transmitters in various states. Kraken Financial does not hold a New York BitLicense. Fireblocks is a technology provider and is not a licensed custodian. Its current certifications include Services Organization Controls (“SOC”) 2 Type II and SOC 1 Type II examinations, ISO/IEC 27001:2022, 27017, 27018 and 22301 certifications, and CryptoCurrency Security Standard Qualified Service Provider Level 3 certification.

The Company’s arrangements provide the following types of storage. At Kraken Financial, the Company’s SKY, when held there, is maintained in a segregated custody account under the custody terms of the parties’ agreement. In self-custody, the Company’s wallets are secured by Fireblocks MPC infrastructure employing key sharding, a transaction policy engine, and address allow-listing. Staked SKY is held by the protocol’s staking smart contract itself and is controlled through the Company’s MPC-secured wallets.

The Company maintains a framework of policies, procedures, and internal controls over the custody and storage of its digital assets, including: oversight by the Board of Directors and the IAC, a written internal transaction policy governing digital asset custody, approvals, and transfer verification, segregation of duties between the initiation and the approval of transfers, with multi-party authorization required for each digital asset transaction under MPC approval quorums, address allow-listing restricting transfers to pre-approved addresses, transfer-value verification controls, including out-of-band verification for transfers at or above defined thresholds and per-transaction limits under the policy, multi-factor authentication for custody-service access and privileged-user access, with role-based, least-privilege access controls, reconciliation of on-chain balances to the Company’s books and records, periodic access reviews and periodic disaster-recovery exercises. The Company does not disclose specific wallet architecture, approval quorum configurations, or key-holder identities, because such disclosure would itself create a security exposure. The Company does not publish a per-wallet or per-custodian breakdown of its token holdings.

Given the significant amount of SKY the Company holds, we continually evaluate and seek to engage additional digital asset custodians and infrastructure providers to further diversify risk. We may also, in the future, discontinue or change the use of one or more third-party service providers or utilize alternative custody arrangements, including self-custody. Under our agreements, each of Kraken Financial and Fireblocks may engage third-party service providers, affiliates, or subcontractors to assist in performing their respective obligations. None of our service providers are related parties of the Company.

In addition to these custodial arrangements, the Company may utilize non-custodial or third-party Web3 wallets and infrastructure, including institutional-grade transaction and security platforms, to facilitate protocol participation, staking, governance, or other interactions with decentralized applications. Assets held in such wallets are generally limited to amounts necessary for operational or transactional purposes and are subject to internal controls, segregation of duties, and risk management policies designed to mitigate loss.

Custodian Selection, Security Practices and Liability Limitations

We carefully select our service providers through a due diligence process designed to assess their operational capabilities, security controls, regulatory posture, and ability to support the Company’s custody, self-custody, execution, staking, and governance requirements. In evaluating service providers, we consider whether they can demonstrate, among other things:

●	Segregation of our assets on-chain or in omnibus arrangements with books-and-records sub-accounting;

●	Secure private key management, including vault-based custody, MPC or proprietary cryptography and hardware-based storage, multi-factor authorization, and role-based access controls;

●	Contractual liability provisions for failure to safeguard assets, subject to negotiated limitations;

●	Information security and operational safeguards; and

●	Rights to review or obtain third-party control attestations and to perform additional diligence as market conditions warrant.

Our custodial and platform agreements employ distinct approaches to key management. Under our agreement with Kraken Financial, all supported digital assets held in custody are stored using proprietary cryptography and hardware storage. Under our agreement with Fireblocks, self-custodied digital assets are managed through MPC infrastructure in which cryptographic key shares are distributed through key-sharding technology, together with a transaction policy engine and address allow-listing, and we have engaged a third-party disaster recovery service provider, Station70, to facilitate key recovery in the event of loss or compromise. These approaches are intended to mitigate risks associated with internet connectivity, including unauthorized access and cyberattacks.

We negotiate contractual liability provisions with each of our service providers, the key terms of which differ as described below.

Under our agreement with Kraken Financial, Kraken Financial is required to use reasonable care to keep in safe custody all custodied digital assets for the benefit of and on behalf of the Company. Except in the case of gross negligence, willful misconduct or fraud, the total aggregate liability of Kraken Financial for custodial services is capped at the greater of (A) the fair market value of the custodied digital assets at the time the events giving rise to the liability occurred and (B) the fair market value of the custodied digital assets at the time the Company has actual knowledge of the events giving rise to the liability. Kraken Financial will not be liable for indirect, incidental, special or consequential damages, except in the case of willful misconduct or fraud.

Under our agreement with Fireblocks, Fireblocks warrants that the platform will perform materially in accordance with applicable documentation and that it will use commercially reasonable efforts to ensure the platform does not introduce malicious code into our systems. Fireblocks' maximum aggregate liability is capped at the total fees paid to Fireblocks under the applicable order form in the twelve (12) months immediately preceding the event giving rise to the claim, except for our misappropriation or other violation of Fireblocks' intellectual property rights. Neither party is liable for indirect, incidental, special, punitive or consequential damages, or any loss of revenue, reputation, or profits, data, or data use, except in the case of our misappropriation of Fireblocks' intellectual property.

Ongoing Monitoring

We conduct ongoing monitoring of our service providers throughout each engagement, which includes:

●	obtaining and reviewing available third-party certifications and audit reports, including SOC Type II and ISO 27001 reports maintained by Fireblocks and records maintained by Kraken;

●	exercising contractual rights to review relevant internal controls, including through audit rights; and

●	performing supplemental due diligence reviews annually or more often when warranted by market conditions or other circumstances.

Insolvency and Legal Protections

Based on existing law and the terms and conditions of our custody arrangements, we believe that SKY held with Kraken Financial would not be considered part of a service provider's bankruptcy estate were Kraken Financial to enter bankruptcy, receivership, or similar insolvency proceedings. Our self-custodied SKY is held in Company-controlled wallets, and Fireblocks does not hold those assets or have unilateral control over them. However, legal precedent regarding the treatment of digital assets in insolvency proceedings remains limited and evolving, and no assurance can be provided that a court would reach a conclusion consistent with our belief.

Execution of SKY Transactions

The Company’s initial SKY holdings were received as in-kind consideration contributed by the Purchasers in the January 2026 Private Placement at the closing of that transaction. All SKY acquired by the Company since the closing of the January 2026 Private Placement has been purchased in open-market transactions executed through unaffiliated third-party execution venues. The Company executes its acquisitions and dispositions of SKY through institutional digital asset trading venues and to date has conducted these transactions through Coinbase. Coinbase performs order execution on standard institutional terms, with settlement of acquired SKY to Company-controlled wallets. No Coinbase entity provides custody of the Company’s digital assets. Rather, acquired SKY is transferred from the execution venue to the Company’s custody arrangements described under “Our Business, Custody and Safeguarding of Digital Assets” above. No affiliate or related party of the Company or of any investor in the January 2026 Private Placement has acted as an execution provider for the Company, and the Company has no related-party trading arrangements. The Company does not use trading venues for the ongoing custody of its SKY. Risks of loss due to cyber incidents, operational failures, insolvency, or legal uncertainty remain.

Acquisition and Monetization Policies

The Company’s acquisitions of SKY are opportunistic and are executed exclusively through open-market transactions. Acquisitions are funded by available cash, proceeds from the Company’s at-the-market offering program (the “ATM Program”), for which Virtu Americas LLC acts as sales agent and under which approximately $84.5 million remained available of the $100.0 million program as of July 27, 2026 (program capacity; sales are subject to the limitations of General Instruction I.B.6 of Form S-3 based on the Company’s public float), with commissions of up to 2%, and by potential future financings subject to Board approval. The pace and magnitude of acquisitions depend on market conditions for the Company’s Common Stock, SKY pricing and liquidity, the Company’s cash position, and the availability of the ATM Program. The Company holds its SKY as a long-term strategic position and does not engage in short-term speculative trading, margin transactions, or derivatives referencing digital assets absent express authorization by the IAC. The Company may periodically monetize a portion of its holdings for general corporate purposes, including tax planning and liquidity management.

Investment Advisory Committee

In September 2026, the Board of Directors reconstituted the Digital Asset Strategy Advisory Committee as the Investment Advisory Committee (the “IAC”) pursuant to a written charter adopted by the Board. References in the Company’s prior filings to the Digital Asset Strategy Advisory Committee refer to that committee as previously constituted. Where the Company’s contracts refer to the Digital Asset Strategy Advisory Committee, those references are to the committee by the name used in the applicable agreement.

Under its charter, the IAC is an advisory committee established by the Board to provide strategic guidance, risk oversight, and expert recommendations to the Board and management with respect to the Company’s investment strategy, including the acquisition, holding, management, deployment, and disposition of the Company’s investments and digital assets and the Company’s exercise of governance and voting rights associated with those holdings. The IAC is an advisory body, and it is not a committee of the Board within the meaning of Section 141(c) of the Delaware General Corporation Law. The IAC has no authority to act for or bind the Company. The charter provides that the IAC consists of no fewer than two members, that the Chief Executive Officer serves at all times as a member and as Chairperson of the IAC, ex officio, and that the IAC includes at least one additional member satisfying the charter’s qualification criteria. Members other than the Chief Executive Officer are appointed by the affirmative vote of a majority of the Board together with the affirmative consent of the Chief Executive Officer, need not be directors, and may include officers, employees, consultants, or external advisors.

Under the charter’s qualification criteria, each member other than the Chief Executive Officer should possess expertise or experience relevant to the Company’s investment strategy, which may include capital markets, digital asset markets, portfolio management, blockchain technology, decentralized finance protocols, institutional custody of investments or digital assets, stablecoin infrastructure, on-chain governance, digital asset regulation and compliance, or risk management. As of the date of this prospectus, the members of the IAC are Michael Kazley (Chairperson, ex officio), Henry Blynn, and Jeff Zheng, who provide a range of experience and insight relating to investments in both digital and traditional assets. The composition and governance of the IAC will be further described in the Company’s definitive proxy statement for the 2026 annual meeting of stockholders.

Framework for Evaluating Additional Digital Assets

The IAC evaluates and recommends, and the Board approves, any addition to the Company’s asset holdings. In evaluating a prospective asset, the IAC applies the following principal criteria: valuation, meaning whether the asset is attractively priced relative to the economic returns it generates, its net asset value, or comparable measures; productivity, meaning whether the asset generates identifiable economic returns to holders, such as profits, distributions, yield, or staking or protocol rewards, as distinguished from assets whose return depends principally on price appreciation or, in the case of digital assets, on inflationary issuance of new tokens; liquidity, meaning the depth and quality of the markets in which the asset trades and the Company’s ability to acquire or dispose of a position of meaningful size without undue price impact; and quality, meaning the durability of the asset’s underlying economics and, for digital assets, protocol revenue durability, security and audit history, governance quality, and custody and operational feasibility within the Company’s infrastructure, together in all cases with the asset’s legal, regulatory, tax, and accounting profile and its effect on portfolio concentration. The Company regards a digital asset as exhibiting “revenue-generating characteristics” where its economics derive from identifiable protocol-level revenue, such as fees from stablecoin issuance, lending, settlement, or comparable on-chain financial services, that funds distributions, buybacks, or rewards to token holders. The IAC’s mandate is not limited to digital assets, but SKY remains the only asset approved under the framework. Any addition that would constitute a material amendment, modification, or addition to the Company’s digital asset strategy is subject to the Purchasers’ consent right described under “Description of Private Placements, Investor Rights of the Private Placement Purchasers” below.

Staking

The Company’s sole yield activity is native staking of SKY in the Sky Protocol’s staking smart contract, and SKY is the only asset the Company stakes. The Company does not engage any third-party staking provider and has never used a third party for staking. All staking is executed directly by the Company through its own MPC-secured wallets, exclusively through native Sky Protocol staking. The only asset the Company deposits into the Sky Protocol is SKY, which is locked directly into the protocol’s staking engine from Company-controlled wallets. The Company receives no transferable receipt or liquid-staking token in exchange for staked SKY. Its staked SKY is recorded as a non-transferable on-chain position and continues to be carried on the Company’s books as a digital asset at fair value on the same basis as unstaked SKY. Staked SKY confers governance voting weight and reward eligibility and is not lent, rehypothecated, or used as collateral by the protocol.

SKY is locked directly into the protocol’s staking smart contract through Company-controlled wallets. Staking rewards accrue and are allocated to the Company’s staking position by the smart contract on a per-Ethereum-block basis (approximately every 12 seconds), based on the quantity of SKY staked and the reward rate established through Sky Protocol governance. Rewards are received in SKY and are recognized as revenue at fair value when earned. During the six months ended June 30, 2026, the Company earned 67,132,900 SKY in staking rewards ($4.7 million of staking revenue), including 31,746,251 SKY ($2.2 million) in the second quarter. Staking rewards are funded by protocol revenues, including borrowing fees, savings spread, and settlement activity, that are used for open-market buybacks of SKY allocated between staking distributions and the protocol surplus buffer. Rewards are revenue-funded and are not the product of inflationary emission. Staking reward rates are variable and are determined by parameters set through Sky Protocol governance.

The Company has historically staked substantially all of its SKY holdings and expects to continue deploying a substantial majority of its holdings in staking, while retaining discretion to reduce staked amounts to meet liquidity needs, manage risk, or execute dispositions within its approved strategy. The Company has not adopted a fixed target percentage. Unstaking is not subject to any fixed lockup, unbonding period, or exit queue: SKY may be staked and unstaked, and rewards claimed, at any time and in any amount, with no minimum. There is no lockup and, currently, no exit fee. The staking module includes a governance-settable exit fee parameter that is currently set to zero, and exit parameters are governance-adjustable, as described under “Risk Factors” below.

Staking rewards received in SKY have been retained and remain deployed in staking. The Company may in the future monetize rewards for general corporate purposes, including operating expenses, tax obligations, and liquidity management. A small amount of rewards accrues per block and remains unclaimed until periodically claimed and re-staked by the Company. Staked SKY is held by the protocol’s staking smart contract and is controlled through Company wallets secured by Fireblocks MPC infrastructure; it is not held by a custodian while staked, and the Company’s staked position is not lent or rehypothecated. See “Our Business, Custody and Safeguarding of Digital Assets” above.

The Company maintains governance, risk management, and public-company discipline over its staking activities through oversight by the Board and the IAC with defined risk limits, a prohibition on leverage, margin, or derivatives referencing digital assets absent express IAC authorization, segregation of duties and multi-party approval for on-chain transactions, treasury liquidity maintained in cash and cash equivalents outside the digital asset strategy for operating needs and monitoring of Sky Protocol governance for parameter changes affecting staking.

Anti-Money Laundering and Sanctions

The Company is not a money services business, an exchange, or a custodian, and it does not transact with retail counterparties or maintain customer accounts. Unlike businesses that custody, transmit, or intermediate digital assets on behalf of third parties, the Company transacts exclusively for its own account and does not facilitate or intermediate flows between third parties. The Company’s digital asset activity consists of acquisitions and dispositions through regulated institutional trading venues that maintain their own know-your-customer and anti-money-laundering programs, custody with a Wyoming-regulated qualified custodian that maintains its own compliance programs, and direct on-chain staking from Company-controlled wallets. The Company believes that this operational structure reduces its exposure to the money-laundering and sanctions risks that may arise in connection with businesses that custody or transmit digital assets on behalf of third parties. The Company’s wallet infrastructure restricts transfers to pre-approved, allow-listed addresses. Sanctions obligations, including those administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control, apply to the Company’s own transactions, and the Company monitors regulatory developments applicable to its activities and periodically reviews its practices and counterparties. The Board of Directors and the Investment Advisory Committee maintain general oversight of risk management, including legal and regulatory compliance matters, and are informed of developments in anti-money laundering and sanctions regulation relevant to the Company’s activities. The Company evaluates on an ongoing basis whether to adopt additional compliance policies or procedures as its operations evolve, its investment portfolio diversifies, or applicable regulatory requirements change, and will implement such measures as it determines to be appropriate in light of its activities and risk profile.

Airdrops, Incidental Rights, and Forks

The Company evaluates airdrops, incidental rights, and assets arising from forks on a case-by-case basis. The Company claims or takes control of such assets only where doing so is lawful, operationally secure, and supported by the Company’s custody and wallet infrastructure, and accounts for any such assets when control is established. As of September 13, 2026, no contentious or hard forks of the Sky Protocol have occurred. In the event of a fork of a network relevant to the Company’s holdings, the Company expects to follow the chain recognized as canonical by its principal market and its custody and infrastructure providers, and may be unable, or may determine not to, claim or support forked or airdropped assets. Unclaimed or unsupported assets may have value that the Company does not realize.

Delayed Upgrade Penalty and Other Protocol Penalties

The Sky Protocol’s Delayed Upgrade Penalty applies solely to conversions of legacy MKR into SKY and reduces the amount of SKY received per MKR from the base upgrade rate of 1 MKR to 24,000 SKY. The penalty was authorized under the Sky Atlas and was initially set at 1% by an executive vote in September 2025, effective September 22, 2025, increasing by one percentage point approximately every three months thereafter. Through September 13, 2026, penalty-setting executive votes have been implemented five times: 1%, effective September 22, 2025; 2%, effective in December 2025; 3%, effective in approximately March 2026; 4%, effective June 4, 2026; and 5%, effective in September 2026, the current rate, under which late conversions receive 22,800 SKY per MKR rather than the 24,000 SKY base rate. The penalty progressively reduces the amount of SKY issuable in respect of remaining unconverted MKR.

The Delayed Upgrade Penalty applies only to conversions of legacy MKR and has no application to SKY already outstanding. The Company holds SKY, not MKR, and the penalty does not apply to the Company’s holdings. Native SKY staking involves no slashing or penalty mechanism. Liquidation mechanics within the staking module apply only to positions that borrow USDS against staked collateral, not to participants that stake without borrowing. The Company does not borrow against its staked position.

Considerations of Holding SKY

We believe that long-term ownership of digital assets, including SKY, can provide exposure to blockchain-based financial infrastructure that enables peer-to-peer settlement and programmability without reliance on a central operator. We also believe that such exposure can offer participation in protocol-level economics if adoption of the Sky Protocol, tooling, and ecosystem services expands. However, this strategy also contains risk, and we will continue to monitor and adjust our strategy for the impact of volatility, technology, operational, and governance risks inherent to open-source networks, market structure risks, and evolving and overlapping regulatory frameworks across jurisdictions that may affect trading venues, custodians, and enterprise access to services. We weigh these factors against our liquidity needs, risk appetite, and regulatory obligations in determining the scope and cadence of any future acquisitions or dispositions.

Governmental, Regulatory, and Accounting Considerations

The legal and regulatory landscape applicable to blockchain-based networks and network-native units like SKY continues to evolve in the United States and internationally. Multiple regulators have asserted jurisdiction over aspects of digital asset markets, including anti-money laundering compliance, market integrity and manipulation, consumer protection, tax reporting, commodities and derivatives regulation, and sanctions. Regulatory actions affecting trading venues, custodians, or other service providers could impair access, liquidity, or pricing for SKY. We monitor developments and adjust our counterparties, controls, and policies accordingly.

Digital assets held by the Company will be subject to evolving accounting standards, and changes in market value and protocol participation may result in volatility in the Company’s financial results.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties described under the heading “Risk Factors” contained in the applicable prospectus supplement and any related free writing prospectus, and discussed under the section entitled “Risk Factors” contained in our most recent Annual Report on Form 10-K, as amended, and in our most recent Quarterly Report on Form 10-Q and other filings made pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, as well as any amendments thereto reflected in any such subsequent filings with the SEC, which are incorporated by reference into this prospectus in their entirety, together with other information in this prospectus, the documents incorporated by reference and any free writing prospectus that we may authorize for use in connection with this offering. See “Where You Can Find More Information.”

The risks described in these documents are not the only ones we face, but those that we consider to be material based on the information currently known to us. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be seriously harmed. This could cause the trading price of our Common Stock to decline, resulting in a loss of all or part of your investment. Please also read carefully the section below entitled “Special Note Regarding Forward-Looking Statements.”

Risks Related to this Offering and Ownership of Our Common Stock

Sales of a substantial number of shares of our Common Stock by the selling stockholders, or the perception that such sales may occur, could cause the market price of our Common Stock to decline.

This prospectus registers the resale of up to 212,876,259 shares of Common Stock, as compared to 50,615,437 shares outstanding as of July 27, 2026. Sales of a substantial number of these shares in the public market, or the perception that such sales may occur, could depress the market price of our Common Stock and impair our ability to raise capital through equity offerings. Resales are, however, subject to significant limitations, including the tiered exercisability of the January 2026 Pre-Funded Warrants, the applicable beneficial ownership limitations, and a contractual limitation restricting each Purchaser’s aggregate daily sales, together with its affiliates and, in the case of R01 and Framework, across all of their holdings, to 10% of the trailing 30-trading-day average daily trading volume. These limitations affect the timing and rate, but not the ultimate amount, of shares that may be resold, and shares not sold under this prospectus may in the future be sold under Rule 144 under the Securities Act or otherwise.

Entities affiliated with our Chief Executive Officer and the other selling stockholders beneficially own, and upon exercise of the January 2026 Pre-Funded Warrants would beneficially own, a substantial majority of our Common Stock.

As of July 27, 2026, R01, whose investment manager’s managing member is Michael Kazley, our Chief Executive Officer and Chairman of the Board, and Framework each beneficially owned approximately 44.8% of our outstanding Common Stock, or approximately 89.6% in the aggregate, and each Purchaser holds January 2026 Pre-Funded Warrants exercisable, subject to the tiered exercisability schedule and the beneficial ownership limitations, for additional shares. As a result, these holders are able to exert substantial influence over matters submitted to our stockholders, including the election of directors (including through the nomination rights under the IRA) and significant corporate transactions, and their interests may differ from those of our other stockholders. This concentration of ownership also limits the public float and trading liquidity of our Common Stock.

Exercise of the January 2026 Pre-Funded Warrants will substantially increase the number of shares of Common Stock outstanding and will dilute the percentage ownership of existing stockholders.

Upon exercise in full of the January 2026 Pre-Funded Warrants, we would issue up to 167,539,227 additional shares of Common Stock, increasing our outstanding shares from 50,615,437 as of July 27, 2026 to approximately 218.2 million. In addition, under Section 3(a) of the January 2026 Pre-Funded Warrants, the number of shares issuable upon exercise may increase if we issue, or are deemed to issue, Common Stock or Common Stock equivalents at a price below the $0.85 per-share purchase price of the warrants, subject to specified excluded issuances; any such additional shares are not covered by the registration statement of which this prospectus forms a part. Because the January 2026 Pre-Funded Warrants were substantially pre-funded at the closing, we will receive only the $0.05 per share exercise price upon exercise (up to approximately $8.4 million in the aggregate), or no additional cash in the case of a cashless exercise. The issuance of these shares will dilute the percentage ownership and voting power of existing holders of our Common Stock.

Risks Related to the Sky Protocol, SKY and Our Digital Asset Activities

Voting power in Sky Protocol governance is concentrated.

SKY holders may delegate voting power to recognized delegates, and a substantial portion of the voting power exercised in recent governance votes has been exercised by a small number of such delegates. Under the protocol’s governance rules, the six delegates with the greatest delegated voting power hold recognized procedural roles, and the largest of these delegates individually account for a significant share of delegated voting power. As of September 13, 2026, the six Ranked Delegates collectively held approximately 97.4% of delegated voting power, and the two largest held approximately 73.2%. Ranked Delegates are the Aligned Delegates holding the greatest voting power delegated to them by SKY holders. In addition, a small number of holders, including Sky Protocol core contributors and other ecosystem participants, control a substantial portion of total SKY supply. As a result, governance outcomes adverse to the Company’s interests, including changes to staking reward parameters, staking module exit parameters, or other protocol economics, could be approved or blocked without the Company’s support, and the governance voting weight of the Company’s staked SKY, while significant in scale, may be insufficient to influence outcomes.

The Company’s transactions in SKY may be subject to front-running.

Transactions in SKY, whether on trading venues or on-chain, may be observable to other market participants before or upon execution. Automated strategies, including those exploiting maximal extractable value on public blockchains, may anticipate, front-run, or otherwise trade ahead of the Company’s orders, increasing the Company’s execution costs for acquisitions and reducing the realized proceeds of dispositions. The size of the Company’s position relative to SKY’s market liquidity may amplify these effects.

Reported trading volumes for SKY may reflect wash trading or other manipulative activity.

Digital asset trading venues are not uniformly regulated, and reported trading volumes for SKY may include wash trading or other manipulative activity that overstates genuine liquidity. Distorted volume and price signals may impair price discovery, affect the fair value of the Company’s holdings as measured at its principal market, and cause the Company to misjudge the liquidity available for acquisitions or dispositions.

Security failures or operational problems at SKY trading venues could adversely affect the Company.

The Company executes its acquisitions and dispositions of SKY through institutional digital asset trading venues and, to date, has conducted these transactions through Coinbase. Trading venues on which SKY is traded may experience cyberattacks, insolvency, commingling or loss of customer assets, suspension of withdrawals, outages, or regulatory action. SKY held at a trading venue in connection with executing and settling a transaction could be lost, frozen, or delayed in transfer if such an event were to occur, and disruption at a significant venue could impair SKY liquidity and price discovery more generally. The Company does not use trading venues for the ongoing custody of its SKY and transfers acquired SKY to the Company’s custody arrangements described under “Our Business, Custody and Safeguarding of Digital Assets” above.

Security incidents have occurred within the broader Sky ecosystem, and future incidents could be materially larger.

Incidents have occurred at third-party products built on Sky Protocol infrastructure. For example, in May 2025, a third-party vault product integrated with the protocol’s sUSDS savings token experienced an arbitrage exploit of a mispriced internal conversion mechanism, resulting in a loss of approximately $43,000 at the vault level before automated safeguards paused the product. The incident did not affect Sky Protocol core smart contracts, the USDS peg (USDS’s 1:1 value reference to the U.S. dollar, maintained by the protocol’s collateralization and stability mechanisms), or the Company’s holdings. In addition, in April 2026, the protocol precautionarily paused a cross-chain bridging integration following an exploit at an unaffiliated third-party protocol, without impact to Sky Protocol contracts or USDS collateralization. Future incidents, whether at the protocol’s core contracts, at integrated third-party products, or at supporting infrastructure, could be materially larger, could directly affect staked SKY or protocol revenue, and could materially and adversely affect the value of the Company’s holdings.

Forks, airdrops, and incidental rights may create assets the Company cannot secure or realize.

Forks of networks relevant to the Company’s holdings, airdrops, and other incidental rights may create assets that the Company is unable to secure, claim, or realize, and unclaimed or unsupported assets may have value that the Company does not realize. Claiming or taking control of unfamiliar assets may introduce security, legal, tax, or accounting complexity. In the event of a fork, the Company’s election to follow the chain recognized as canonical by its principal market and its custody and infrastructure providers may prove economically disadvantageous.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents we have filed with the SEC that are incorporated by reference contain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements relate to future events or to our future operating or financial performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements.

In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential” and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and are subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements.

We discuss in greater detail many of these risks under the heading “Risk Factors” contained in the applicable prospectus supplement, in any free writing prospectuses we may authorize for use in connection with a specific offering, and in our most recent Annual Report on Form 10-K, as amended, and in our most recent Quarterly Report on Form 10-Q, as well as any amendments thereto reflected in subsequent filings with the SEC, which are incorporated by reference into this prospectus in their entirety. Also, these forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement. Unless required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments. Thus, you should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. You should read this prospectus, any applicable prospectus supplement, together with the documents we have filed with the SEC that are incorporated by reference and any free writing prospectus that we may authorize for use in connection with this offering completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements.

DESCRIPTION OF PRIVATE PLACEMENTS

January 2026 Private Placement

On January 16, 2026, the Company entered into the January 2026 SPA with R01, Framework, Tether and Sky Frontier Foundation (together with R01, Framework and Tether, the “Purchasers”), pursuant to which the Company issued to the Purchasers January 2026 Pre-Funded Warrants to purchase up to an aggregate of 167,539,227 shares of Common Stock at an exercise price of $0.05 per share. The purchase price per January 2026 Pre-Funded Warrant was $0.85, of which $0.80 per share was pre-funded at the closing, with the remaining $0.05 per share payable as the exercise price upon exercise. Aggregate gross proceeds were approximately $134.0 million, consisting of approximately $25.0 million in cash and approximately $109.0 million in SKY and stablecoins, including 35.0 million USDT and 16.0 million USDS (stablecoins with an aggregate value of approximately $51.0 million) and 943,599,689 SKY (valued at approximately $58.0 million based on a per-token price of $0.0615). The January 2026 Pre-Funded Warrants are exercisable in tiers: 20% of the January 2026 Pre-Funded Warrants on July 16, 2026, 30% of the January 2026 Pre-Funded Warrants on October 16, 2026 and 50% of the January 2026 Pre-Funded Warrants on January 16, 2027. Stockholder approval of the issuance pursuant to NYSE American LLC Company Guide Section 713 was obtained at the special meeting of stockholders held on March 12, 2026. Each Purchaser is subject to a beneficial ownership limitation of 4.99% or 9.99%, as elected by such Purchaser.

In addition, pursuant to the January 2026 SPA, from and after the time any tranche of a Purchaser’s shares of Common Stock becomes eligible for sale following the issuance of such shares upon exercise of such Purchaser’s January 2026 Pre-Funded Warrant in accordance with the tiered exercise schedule set forth therein, each Purchaser agreed that its, and its affiliates’, aggregate sales on any trading day of shares of Common Stock issued upon exercise of the January 2026 Pre-Funded Warrants (and any other shares of Common Stock issued in respect thereof), and, in the case of R01 and Framework, of all shares of Common Stock and common stock equivalents beneficially owned by them and their affiliates, whether acquired before, on or after the date of the January 2026 SPA, including the October 2025 Exercise Shares and the Preferred Conversion Shares offered by this prospectus, shall not exceed 10% of the average daily trading volume of the Common Stock for the thirty consecutive trading days immediately preceding such trading day, as reported by the NYSE American. The Company is entitled to specific performance and injunctive relief in respect of any breach or threatened breach of this limitation. The January 2026 SPA also included a voting support covenant, pursuant to which each Purchaser agreed, for a period ending no later than January 16, 2027, to vote its covered securities in accordance with the recommendation of the Board of Directors on specified matters relating to the transaction approvals, and which acknowledges that these obligations do not create a “group” for purposes of Section 13(d) of the Exchange Act.

The Company and the Purchasers entered into the IRA, providing for demand and piggyback registration rights over the shares of Common Stock issuable upon exercise of the January 2026 Pre-Funded Warrants. The IRA requires the Company to file the registration statement of which this prospectus is a part and to use reasonable best efforts to cause such registration statement to become effective and to remain continuously effective until (i) the date on which the Purchasers shall have resold all the Registrable Securities (as defined in the IRA) covered thereby, or (ii) the date as of which no Holder holds Registrable Securities (as defined in the IRA). The IRA also provides board nomination rights for each of R01, Framework and Sky Frontier Foundation, each terminating if the holder, together with its affiliates, ceases to beneficially own Common Stock, together with securities convertible into or exchangeable for Common Stock, representing at least 5% of the outstanding Common Stock, without regard to any exercise restrictions on such securities.

Investor Rights of the Private Placement Purchasers

The Foundation is one of the four Purchasers in the January 2026 Private Placement and holds the same contractual rights granted to each Purchaser thereunder, together with a board nomination right shared with two other Purchasers. Specifically: (i) under the January 2026 SPA, each Purchaser, including the Foundation, holds, for 24 months following the January 16, 2026 closing and only for so long as it retains at least 50% of the securities it originally purchased, a consent right over any material amendment, modification, addition to, or revocation of the Company’s digital asset strategy (or any similar or successor strategy) as approved by the Digital Asset Strategy Advisory Committee or the Board of Directors; the Company must give prior written notice of any such proposed change, each Purchaser then has two business days to consent or object, and a failure to respond is deemed consent; and (ii) under the IRA, each of the Foundation and two other Purchasers may nominate one individual for election to the Board, a right that terminates as to any such Purchaser if it, together with its affiliates, ceases to beneficially own Common Stock, together with securities convertible into or exchangeable for Common Stock, representing at least 5% of the outstanding Common Stock, without regard to any exercise restrictions on such securities. The consent right applies to changes in the strategy itself; it does not extend to individual acquisitions, dispositions, staking, or governance decisions made within the approved strategy. The Foundation has no consent, approval, or veto right over the Company’s individual digital asset transactions, no right to appoint or designate members of the IAC (or its predecessor, the Digital Asset Strategy Advisory Committee), no custody of or access to the Company’s digital assets, and no lock-up or restriction on the Company’s ability to stake, unstake, or dispose of its SKY within the approved strategy. Other than the January 2026 Private Placement and the rights granted in connection therewith, and ordinary-course compensation paid to David Garcia Rios, an employee of the Foundation who has served as a director of the Company since September 2, 2026, under the Company’s standard role-based director compensation policy, no transactions between the Company and the Foundation have occurred. The Foundation separately holds SKY in its own capacity, which may give rise to interests that differ from those of the Company or its other stockholders.

October 2025 Pre-Funded Warrants

On October 16, 2025, the Company issued October 2025 Pre-Funded Warrants to R01 and Framework for an aggregate of 1,081,082 shares of Common Stock at a purchase price of $5.50 per warrant (representing 110% of the prior day’s closing price of Common Stock less the $0.05 exercise price), for aggregate net proceeds of approximately $5.9 million. The October 2025 Pre-Funded Warrants were subject to a 9.9% beneficial ownership limitation and exercisable following stockholder approval pursuant to NYSE American LLC Company Guide Section 713, which was obtained at the March 12, 2026 special meeting. Anti-dilution provisions triggered by 2025 dilutive issuances reduced the exercise price to $0.002385 per share and increased the underlying shares to approximately 22,664,040 as of December 31, 2025. On June 12, 2026 (with respect to R01) and June 15, 2026 (with respect to Framework), the Company entered into amendments to each holder’s respective October 2025 Pre-Funded Warrants to remove the beneficial ownership limitation and the delayed initial exercise date provision that had previously restricted exercise. On June 15, 2026, following such amendments, each of R01 and Framework exercised its October 2025 Pre-Funded Warrant in full on a cashless basis, resulting in the issuance of 11,307,300 shares of Common Stock to each holder (with 24,720 warrant shares withheld from each in payment of the exercise price), or 22,614,600 shares in the aggregate. We refer to the 22,614,600 shares issued upon these exercises as the “October 2025 Exercise Shares.”

Preferred Stock Transactions

On August 19, 2025, the Company issued 481,250 shares of Series D Preferred Stock to David Lazar (the Company’s then-CEO) at a price of $8.00 per share under an August 19, 2025 securities purchase agreement, each share convertible into 160 shares of Common Stock. On October 9, 2025, Lazar sold 441,326 of his Series D shares (and his Series E rights) to R01 and Framework. On October 16, 2025, the Company issued 268,750 shares of Series E Preferred Stock to R01 and Framework at a price of $8.00 per share for an aggregate of $2.15 million. The 441,326 shares of Series D Preferred Stock converted automatically into 70,612,160 shares of Common Stock in October 2025, and the 268,750 shares of Series E Preferred Stock converted into 43,000,000 shares of Common Stock (each on a pre-Reverse Stock Split basis). In aggregate, the shares of Series D Preferred Stock and Series E Preferred Stock held by R01 and Framework converted into shares of Common Stock that, after giving effect to the Reverse Stock Split, equal an aggregate of 22,722,432 shares of Common Stock (the “Preferred Conversion Shares”).

Only the January 2026 Pre-Funded Warrant Shares are subject to the IRA registration requirements, but the Company has included the October 2025 Exercise Shares and the Preferred Conversion Shares in this registration statement to facilitate an orderly market for the selling stockholders.

DESCRIPTION OF SECURITIES

The descriptions of the Securities contained in this prospectus, together with any applicable prospectus supplements, summarize the material terms and provisions of the securities being offered pursuant to this prospectus.

Authorized Capital Stock

Our Second Amended and Restated Certificate of Incorporation, as amended (the “Charter”), authorizes us to issue 5,000,000,000 shares of Common Stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share.

As of July 27, 2026, there were 50,615,437 shares of our Common Stock issued and outstanding and no shares of preferred stock outstanding.

Common Stock

Shares of our Common Stock have the following rights, preferences and privileges:

Dividend rights. Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our Common Stock are entitled to receive dividends out of funds legally available if our Board of Directors (the “Board”), in its discretion, determines to issue dividends and then only at the times and in the amounts that our Board may determine.

Voting rights. Each holder of Common Stock is entitled to one vote for each share of Common Stock held on all matters submitted to a vote of stockholders. Our Charter does not provide for the right of stockholders to cumulate votes for the election of directors. Our Charter establishes a classified Board, divided into three classes with staggered three-year terms. Only one class of directors is elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms.

No preemptive or similar rights. Our Common Stock is not entitled to preemptive rights and is not subject to conversion, redemption or sinking fund provisions. The rights, preferences and privileges of the holders of our Common Stock are subject to, and may be adversely affected by, the rights of the holders of any series of our preferred stock that we may designate and issue in the future.

Right to receive liquidation distributions. Upon our dissolution, liquidation or winding-up, the assets legally available for distribution to holders of our Common Stock are distributable ratably among the holders of our Common Stock, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights and payment of liquidation preferences, if any, on any outstanding shares of our preferred stock.

The rights of the holders of our Common Stock are subject to, and may be adversely affected by, the rights of holders of shares of any preferred stock that we may designate and issue in the future.

January 2026 Pre-Funded Warrants

The following summary of certain terms and provisions of the January 2026 Pre-Funded Warrants is not complete and is subject to, and qualified in its entirety by, the provisions of the January 2026 Pre-Funded Warrant, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of January 2026 Pre-Funded Warrant for a complete description of the terms and conditions of the January 2026 Pre-Funded Warrants.

Exercisability. The January 2026 Pre-Funded Warrants have tiered exercisability: 20% exercisable on July 16, 2026 (six months from issuance), an additional 30% on October 16, 2026 (nine months from issuance), and the remaining 50% on January 16, 2027 (twelve months from issuance). Stockholder approval was obtained at the March 12, 2026 special meeting. Each holder is prohibited from exercising the January 2026 Pre-Funded Warrants into shares of our Common Stock if, as a result of such exercise, the holder, together with its affiliates, would own more than the applicable beneficial ownership limitation (initially 4.99% or 9.99%, as elected by the holder) of the total number of shares of our Common Stock then issued and outstanding; provided that the holder may increase or decrease such maximum percentage to any other percentage not in excess of 9.99% by giving 61 days’ notice to the Company (the “Pre-Funded Warrant Beneficial Ownership Limitation”). The January 2026 Pre-Funded Warrants are exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our Common Stock purchased upon such exercise (except in the case of a cashless exercise as discussed below).

Exercise Price. The exercise price upon exercise of each January 2026 Pre-Funded Warrant is $0.05 per share of Common Stock. The January 2026 Pre-Funded Warrants were issued at a per share purchase price of $0.17 ($0.85 after giving effect to the Reverse Stock Split), of which $0.16 per share ($0.80 after giving effect to the Reverse Stock Split) was pre-funded at the closing, with the remaining $0.01 per share ($0.05 after giving effect to the Reverse Stock Split) payable as the exercise price upon exercise. The exercise price is subject to appropriate adjustment in the event of stock dividends, divisions, stock splits, stock combinations, reclassifications or combinations affecting our Common Stock. In addition, under Section 3(a) of the January 2026 Pre-Funded Warrants, if the Company issues, or is deemed to issue, Common Stock or Common Stock equivalents at a price below the $0.85 per-share purchase price of the January 2026 Pre-Funded Warrants, the number of shares issuable under the warrants increases pursuant to a broad-based weighted-average formula, settled in additional warrant shares with no change to the exercise price, subject to specified excluded issuances (including exercises of warrants outstanding at signing, Board-authorized equity plan awards, certain pre-existing convertible securities, Board-approved strategic transactions and underwritten public offerings for cash, and scheduled arrangements). Any additional shares that may become issuable as a result of these adjustments are not covered by the registration statement of which this prospectus forms a part.

Payment of Exercise Price. The Pre-Funded Warrant holders have the option to provide payment of the exercise price of the shares being acquired upon exercise of the Pre-Funded Warrants (i) by payment acceptable to us or (ii) by cashless exercise. In lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holders of Pre-Funded Warrants may elect instead to receive upon such exercise the net number of shares of Common Stock determined according to a formula set forth in the Pre-Funded Warrant.

Transferability. Subject to applicable laws and the restriction on transfer set forth in the Pre-Funded Warrants, the Pre-Funded Warrants may be transferred.

Fundamental Transactions. Upon the consummation of a fundamental transaction (as described in the Pre-Funded Warrants, and generally including any reorganization, recapitalization or reclassification of our Common Stock, the sale, transfer or other disposition of all or substantially all of our assets, our consolidation or merger with or into another person in which we are not the surviving entity, the acquisition of more than 50% of our outstanding Common Stock, or any person or group becoming the beneficial owner of 50% of the voting power of our outstanding Common Stock), a holder of the Pre-Funded Warrants will be entitled to receive, upon exercise of the Pre-Funded Warrants, the same kind and amount of securities, cash or other property that such holder would have received had they exercised the Pre-Funded Warrants immediately prior to such fundamental transaction, subject to certain limitations on exercise contained in the Pre-Funded Warrants.

Exchange Listing. There is no trading market available for the Pre-Funded Warrants on any securities exchange or nationally recognized trading system. We do not intend to list the Pre-Funded Warrants on any securities exchange or nationally recognized trading system.

Rights as a Stockholder. Except for the right to participate in certain dividends and distributions and as otherwise provided in the Pre-Funded Warrants or by virtue of a holder’s ownership of our Common Stock, the holders of the Pre-Funded Warrants do not have the rights or privileges of holders of our Common Stock, including any voting rights, until they exercise their Pre-Funded Warrants.

Waivers and Amendments. No term of the Pre-Funded Warrants may be amended or waived without the written consent of the holder of such Pre-Funded Warrants.

Certificate of Incorporation and Bylaw Provisions

Our Charter and Second Amended and Restated Bylaws (as amended, our “Bylaws”) include a number of anti-takeover provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include:

Advance Notice Requirements. Our Bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of stockholders. These procedures provide that notice of stockholder proposals must be timely and given in writing to our Corporate Secretary. Generally, to be timely, notice must be received at our principal executive offices not less than 90 calendar days nor more than 120 calendar days prior to the one-year anniversary of the preceding year’s annual meeting. The notice must contain the information required by the Bylaws, including information regarding the proposal and the proponent.

Special Meetings of Stockholders. Our Charter provides that, subject to the special rights of the holders of one or more series of preferred stock, special meetings of the stockholders may be called, for any purpose or purposes, at any time only by or at the direction of the Board of Directors, the Chairperson of the Board of Directors, the Chief Executive Officer or President, and shall not be called by any other person or persons.

Written Consent of Stockholders. Our Charter provides that any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing or by electronic transmission, setting forth the action so taken, are delivered to the Corporation by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, all in accordance with the DGCL and the Bylaws.

Amendment of Bylaws. Our stockholders may adopt, amend or repeal any provisions of our Bylaws by obtaining, in addition to any other vote required by our Charter or applicable law, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all the then-outstanding shares of voting stock of the company with the power to vote generally in an election of directors, voting together as a single class.

Preferred Stock. Our Charter authorizes our board of directors to create and issue rights entitling our stockholders to purchase shares of our stock or other securities. The ability of our board to establish the rights and issue substantial amounts of preferred stock without the need for stockholder approval may delay or deter a change in control of us.

Delaware Takeover Statute

We are subject to Section 203 of the DGCL which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any “business combination” (as defined below) with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless: (1) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (2) on consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to this plan will be tendered in a tender or exchange offer; or (3) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 of the DGCL defines generally “business combination” to include: (1) any merger or consolidation involving the corporation and the interested stockholder; (2) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; (3) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (4) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (5) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

Listing

Our Common Stock is listed on the NYSE American under the symbol “SDEV.”

Transfer Agent

The transfer agent for our Common Stock is Equiniti Trust Company, LLC.

USE OF PROCEEDS

All of the shares of Common Stock offered by the selling stockholders pursuant to this prospectus will be sold by the selling stockholders for their respective accounts. We will not receive any of the proceeds from these sales.

The selling stockholders will bear all discounts and commissions, if any, and expenses incurred by them for brokerage, accounting, tax or legal services or any other expenses incurred in disposing of the Common Stock. We will bear the costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, NYSE American listing fees and fees and expenses of our counsel and our independent registered public accounting firm.

We will receive proceeds from the exercise of the January 2026 Pre-Funded Warrants to the extent any are exercised for cash but not from the sale of the shares of Common Stock issuable upon such exercise. If any of the January 2026 Pre-Funded Warrants are exercised on a net exercise cashless basis, we would not receive any cash payment from the applicable selling stockholder upon any such exercise. We intend to use the net proceeds from the exercise of the January 2026 Pre-Funded Warrants for general corporate purposes, including to acquire additional digital assets.

SELLING STOCKHOLDERS

Pursuant to the IRA, we agreed to file the registration statement, of which this prospectus is a part, to cover the resale of the shares of Common Stock issuable upon exercise of the January 2026 Pre-Funded Warrants, and to use reasonable best efforts to keep such registration statement continuously effective from the date on which the registration statement becomes effective until the earlier of (x) the date on which the selling stockholders shall have resold all the Registrable Securities (as defined in the IRA) covered thereby, and (y) the date as of which no Holder holds Registrable Securities. Only the January 2026 Pre-Funded Warrant Shares are subject to the IRA registration requirements, but the Company has included the October 2025 Exercise Shares and the Preferred Conversion Shares in this registration statement to facilitate an orderly market for the selling stockholders.

We are registering the resale of the above-referenced securities to permit each of the selling stockholders identified below, or their permitted transferees or other successors-in-interest that may be identified in a supplement to this prospectus or, if required, a post-effective amendment to the registration statement, of which this prospectus is a part, to resell or otherwise dispose of the securities in the manner contemplated under “Plan of Distribution” in this prospectus (as may be supplemented and amended). This prospectus covers the sale or other disposition by the selling stockholders of up to 212,876,259 shares of Common Stock, consisting of: (i) 45,337,032 shares of Common Stock, consisting of (A) 22,614,600 October 2025 Exercise Shares and (B) 22,722,432 Preferred Conversion Shares and (ii) 167,539,227 January 2026 Pre-Funded Warrant Shares issuable upon the exercise of the January 2026 Pre-Funded Warrants. When we refer to “selling stockholders” in this prospectus, we mean those persons listed in the table below, as well as their permitted transferees, pledgees or donees or other successors-in-interest that may be identified in a supplement to this prospectus or, if required, a post-effective amendment to the registration statement, of which this prospectus is a part. The selling stockholders may sell some, all or none of their shares of Common Stock. We do not know how long the selling stockholders will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholders regarding the sale or other disposition of any of the shares. The shares of Common Stock covered hereby may be offered from time to time by the selling stockholders.

The following table sets forth the name of each selling stockholder, the number and percentage of shares of Common Stock beneficially owned by the selling stockholders as of July 27, 2026, the maximum number of shares of Common Stock that may be offered under this prospectus, and the number and percentage of Common Stock beneficially owned by the selling stockholders assuming all of the shares of Common Stock registered hereunder are sold. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the Common Stock. Generally, a person “beneficially owns” shares of the Common Stock if the person has or shares with others the right to vote those shares or to dispose of them, or if the person has the right to acquire voting or disposition rights within 60 days of July 27, 2026.

The number of shares described under the column “Shares of Common Stock Beneficially Owned Prior to this Offering” for each selling stockholder includes all shares of our Common Stock beneficially held by such selling stockholder as of July 27, 2026, including without limitation (i) all October 2025 Exercise Shares and Preferred Conversion Shares, and (ii) all of the shares of Common Stock issuable upon exercise of the January 2026 Pre-Funded Warrants held by such selling stockholder, subject to the applicable Pre-Funded Warrant Beneficial Ownership Limitation. Because each selling stockholder may dispose of all, none or some portion of such shares of Common Stock, no estimate can be given as to the number of shares of Common Stock that will be beneficially owned by a selling stockholder upon termination of this offering.

The selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, any or all of their shares of Common Stock in transactions exempt from the registration requirements of the Securities Act after the date on which the information in the table is presented. See the section titled “Plan of Distribution.”

Name of Selling Stockholder	Shares of Common Stock Beneficially Owned Prior to this Offering	Maximum Number of Shares of Common Stock Offered	Shares of Common Stock Beneficial Ownership After this Offering
			Shares	%(1)
R01 Fund LP (2)	22,668,516	76,348,490	0	–
Framework Ventures IV L.P. (3)	22,668,516	72,777,769	0	–
Tether Investments, S.A. de C.V. (4)	5,617,689	43,750,000	0	–
Sky Frontier Foundation (5)	4,000,000	20,000,000	0	–

(1) Percentage ownership is based on a denominator equal to the sum of (i) 50,615,437 shares of Common Stock outstanding as of July 27, 2026 and (ii) the number of shares of Common Stock issuable upon exercise of January 2026 Pre-Funded Warrants that are exercisable within 60 days of July 27, 2026 and beneficially owned by the applicable selling stockholder, giving effect to the applicable Pre-Funded Warrant Beneficial Ownership Limitation and tiered exercisability schedule.

(2) Consists of (i) 11,361,216 Preferred Conversion Shares and (ii) 11,307,300 October 2025 Exercise Shares. Excludes all 53,679,974 January 2026 Pre-Funded Warrant Shares, because the applicable 4.99% Pre-Funded Warrant Beneficial Ownership Limitation precludes exercise while the selling stockholder’s beneficial ownership exceeds that threshold and because only the first tranche (20%) is exercisable within 60 days of July 27, 2026 under the tiered exercisability schedule. The shares of Common Stock may also be deemed to be beneficially owned by R01 Capital LLC, R01 Capital Manager LLC and Michael Kazley, each of which disclaims beneficial ownership of such shares except to the extent of its or his pecuniary interest therein, if any. R01 Capital LLC is the general partner of R01 Fund LP. R01 Capital Manager LLC is the investment manager of R01 Fund LP. Michael Kazley is the managing member of R01 Capital Manager LLC.

(3) Consists of (i) 11,361,216 Preferred Conversion Shares and (ii) 11,307,300 October 2025 Exercise Shares. Excludes all 50,109,253 January 2026 Pre-Funded Warrant Shares, because the applicable 4.99% Pre-Funded Warrant Beneficial Ownership Limitation precludes exercise while the selling stockholder’s beneficial ownership exceeds that threshold and because only the first tranche (20%) is exercisable within 60 days of July 27, 2026 under the tiered exercisability schedule. The shares of Common Stock may also be deemed to be beneficially owned by Framework Ventures IV GP LLC, Framework Ventures Management LLC, Michael Anderson and Vance Spencer, each of whom disclaims beneficial ownership of such shares except to the extent of his or its pecuniary interest therein, if any. Framework Ventures IV GP LLC is the general partner of Framework Ventures IV L.P. Framework Ventures Management LLC is the investment manager of Framework Ventures IV L.P. Michael Anderson and Vance Spencer are members and managers of Framework Ventures IV GP LLC and the managing members of Framework Ventures Management LLC.

(4) Consists of 5,617,689 shares of Common Stock issuable upon exercise of the first tranche of the January 2026 Pre-Funded Warrant held by Tether, representing the maximum number of shares exercisable within 60 days of July 27, 2026 after giving effect to the 9.99% Pre-Funded Warrant Beneficial Ownership Limitation. Excludes the remaining 38,132,311 January 2026 Pre-Funded Warrant Shares. Tether Investments, S.A. de C.V. is a sociedad anónima de capital variable organized under the laws of El Salvador. The address of Tether Investments, S.A. de C.V. is Final Avenida de La Revolución, Corporativo Presidente Plaza, Nivel 12, Oficina 2, Municipio de San Salvador Centro, Republica de El Salvador.

(5) Consists of 4,000,000 shares of Common Stock issuable upon exercise of the first tranche of the January 2026 Pre-Funded Warrant held by Sky Frontier Foundation, representing the maximum number of shares exercisable within 60 days of July 27, 2026 under the tiered exercisability schedule. Excludes the remaining 16,000,000 January 2026 Pre-Funded Warrant Shares. Sky Frontier Foundation’s January 2026 Pre-Funded Warrant is subject to a 9.99% Pre-Funded Warrant Beneficial Ownership Limitation. On August 21, 2026, Sky Frontier Foundation filed Amendment No. 2 to its Schedule 13D reporting that, as of August 17, 2026, the date on which the second tranche of its January 2026 Pre-Funded Warrant became exercisable within 60 days, it may be deemed to beneficially own 5,617,689 shares of Common Stock, representing approximately 9.99% of the outstanding Common Stock, after giving effect to the Pre-Funded Warrant Beneficial Ownership Limitation and based on the same 50,615,437 shares of Common Stock outstanding as of July 27, 2026 used in this table. Sky Frontier Foundation is a foundation company organized under the laws of the Cayman Islands. The address of Sky Frontier Foundation is PO Box 144, 9 Forum Lane, Suite 3119, Camana Bay, George Town, KY1-9006, Cayman Islands.

Relationships with the Selling Stockholders

In connection with the January 2026 Private Placement, each Purchaser was granted a consent right over material changes to the Company’s digital asset strategy, and each of R01, Framework and the Foundation received the right to nominate one individual for election to the Company’s Board of Directors, in each case as described under “Description of Private Placements, Investor Rights of the Private Placement Purchasers.” Tether did not receive a board nomination right. Michael Kazley, the Company's Chief Executive Officer and Chairman of the Board, is the Managing Member of R01 Capital Manager LLC, the investment manager of R01. In addition, Henry Blynn, then an employee of R01, provided consulting services to the Company under a direct engagement at a monthly fee of $25,000, which was terminated as of March 31, 2026. Mr. Blynn was subsequently appointed Chief Operating Officer of the Company on July 15, 2026. David Garcia Rios, an employee of the Foundation, has served as a director of the Company since September 2, 2026 as the Foundation’s designee under the IRA. R01 has exercised its nomination right under the IRA, as will be described in the Company’s definitive proxy statement for the 2026 annual meeting of stockholders. See “Description of Private Placements, Investor Rights of the Private Placement Purchasers.”

PLAN OF DISTRIBUTION

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of Common Stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

Pursuant to the January 2026 SPA, from and after the time any tranche of a Purchaser’s shares of Common Stock becomes eligible for sale following the issuance of such shares upon exercise of such Purchaser’s January 2026 Pre-Funded Warrant in accordance with the tiered exercise schedule set forth therein, each Purchaser agreed that its, and its affiliates’, aggregate sales on any trading day of shares of Common Stock issued upon exercise of the January 2026 Pre-Funded Warrants (and any other shares of Common Stock issued in respect thereof), and, in the case of R01 and Framework, of all shares of Common Stock and common stock equivalents beneficially owned by them and their affiliates, whether acquired before, on or after the date of the January 2026 SPA, including the October 2025 Exercise Shares and the Preferred Conversion Shares offered by this prospectus, shall not exceed 10% of the average daily trading volume of the Common Stock for the thirty consecutive trading days immediately preceding such trading day, as reported by the NYSE American. The Company is entitled to specific performance and injunctive relief in respect of any breach or threatened breach of this limitation.

The selling stockholders may use any one or more of the following methods when disposing of shares of Common Stock:

●	distributions to members, partners, stockholders or other equity holders of the selling stockholders;
●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	short sales and settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;
●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
●	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
●	a combination of any such methods of sale; and
●	any other method permitted pursuant to applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling stockholders for purposes of this prospectus. In connection with the sale of our Common Stock, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our Common Stock short and deliver these securities to close out their short positions, or loan or pledge the Common Stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction, to the extent required).

The aggregate proceeds to the selling stockholders from the sale of the Common Stock offered by them will be the purchase price of the Common Stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Common Stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the Pre-Funded Warrants by payment of cash, however, we will receive the exercise price of the Pre-Funded Warrants.

The selling stockholders also may resell all or a portion of the shares of Common Stock owned by them in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule, or another available exemption from the registration requirements under the Securities Act.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of shares of Common Stock may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act (it being understood that the selling stockholders shall not be deemed to be underwriters solely as a result of their participation in this offering). Any discounts, commissions, concessions or profit they earn on any resale of the shares covered by this prospectus may be underwriting discounts and commissions under the Securities Act. Selling stockholders will be subject to the prospectus delivery requirements of the Securities Act (or an exemption therefrom).

To the extent required, the shares of our Common Stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the Common Stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Common Stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares covered by this prospectus in the market and to the activities of the selling stockholders and their affiliates. In addition, to the extent applicable, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares covered by this prospectus.

We have agreed with the selling stockholders to use reasonable best efforts to cause the registration statement of which this prospectus constitutes a part to become effective and to remain continuously effective until the earlier of: (i) the date on which the selling stockholders shall have resold or otherwise disposed of all the shares covered by this prospectus and (ii) the date as of which no Holder holds Registrable Securities (as defined in the IRA).

LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon for us by Ropes & Gray LLP, New York, NY.

EXPERTS

The financial statements of Stablecoin Development Corporation for the year ended December 31, 2025, included in the Annual Report on Form 10-K for the year ended December 31, 2025, incorporated by reference in this preliminary prospectus and registration statement, have been so incorporated in reliance on the report of CBIZ CPAs P.C., an independent registered public accounting firm, as stated in its report thereon and are included in reliance upon such report and upon the authority of such firm as experts in accounting and auditing. The consolidated financial statements of Stablecoin Development Corporation for the year ended December 31, 2024, and incorporated in this prospectus by reference, have been audited by WithumSmith+Brown, PC, an independent registered public accounting firm, as set forth in their report thereon, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Exchange Act and file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, which are available at the SEC’s website at http://www.sec.gov.

This prospectus is part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act and therefore omits certain information contained in the registration statement. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may obtain a copy of the registration statement, including the exhibits and schedules, without charge, at www.sec.gov.

We also maintain a website at http://www.stabledev.com, through which you can access our SEC filings free of charge. The information set forth on our website is not incorporated into or otherwise part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC. This permits us to disclose important information to you by referring to these filed documents. Any information referred to in this way is considered part of this prospectus. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This prospectus omits certain information contained in the registration statement, as permitted by the SEC. You should refer to the registration statement, including the exhibits, for further information about us and the securities we may offer pursuant to this prospectus. Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference. We incorporate by reference the following documents that have been filed with the SEC (other than information that has been “furnished” but not “filed” under the Exchange Act, including, but not limited to, information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K and corresponding information furnished under Item 9.01 as an exhibit thereto):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, as filed with the SEC on March 19, 2026, as amended by Form 10-K/A, as filed with the SEC on April 29, 2026;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2026 and June 30, 2026, as filed with the SEC on May 15, 2026 and July 30, 2026, respectively;

•	our definitive proxy statement on Schedule 14A, as filed with the SEC on February 20, 2026;

•

our Current Reports on Form 8-K, as filed with the SEC on January 16, 2026, January 20, 2026, January 28, 2026, January 30, 2026, February 12, 2026, February 20, 2026, March 12, 2026, March 23, 2026, April 1, 2026, April 29, 2026, June 17, 2026, July 17, 2026 and September 8, 2026; and

•

the description of our Common Stock provided in Exhibit 4.1 of our Annual Report on Form 10-K for the year ended December 31, 2025, as filed with the SEC on March 19, 2026, as amended by Form 10-K/A, as filed with the SEC on April 29, 2026.

Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus modifies or replaces such information. We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of the securities made by this prospectus, including those made after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of such registration statement. Information in such future filings shall update and supplement the information provided in this prospectus as of the respective dates such information is filed. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

We will provide, upon written or oral request, without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, a copy of any or all of the information incorporated herein by reference (exclusive of exhibits to such documents unless such exhibits are specifically incorporated by reference herein). You may request in writing or orally a copy of these filings, at no cost, by writing or telephoning us at the following address:

Stablecoin Development Corporation

222 Lakeview Ave, Suite 800

West Palm Beach, FL 33401

Attn: Chief Executive Officer

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth an estimate of the fees and expenses relating to the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions, all of which shall be borne by the Registrant. All such fees and expenses, except for the SEC registration fee, are estimated:

SEC registration fee	$30,280
Legal fees and expenses	$50,000	*
Accounting fees and expenses	$12,500	*
Transfer agent fees and expenses	$5,000	*
Miscellaneous fees and expenses	$2,000	*
Total	$99,780	*

* Estimated

Item 15. Indemnification of Directors and Officers.

The Registrant’s Charter provides that the liability of the directors for monetary damages shall be eliminated to the fullest extent under applicable law. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Registrant shall be eliminated to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Under the Delaware General Corporation Law, no director will be personally liable to the Registrant or the Registrant’s stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

●	for any breach of the duty of loyalty to the Registrant or the Registrant’s stockholders;

●	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

●	for unlawful payment of dividends or unlawful stock repurchases or redemptions under Section 174 of the Delaware General Corporation Law; and

●	for any transaction from which the director derived an improper personal benefit.

The Registrant’s Bylaws provide that:

●	the Registrant is required to indemnify the Registrant’s directors and executive officers to the fullest extent not prohibited by Delaware law, subject to limited exceptions;

●	the Registrant may indemnify the Registrant’s other employees and agents as set forth in the Delaware General Corporation Law;

●

the Registrant is required to advance expenses to the Registrant’s directors and executive officers as incurred in connection with legal proceedings against them for which they may be indemnified, against an undertaking by the indemnified party to repay such advances if it is ultimately determined that the indemnified party is not entitled to indemnification; and

●	the rights conferred in the Bylaws are not exclusive.

The information provided above is a summary of relevant provisions of our Charter, Bylaws and certain provisions of the Delaware General Corporation Law. We urge you to read the full text of these documents, forms of which have been filed with the SEC, as well as the referenced provisions of the Delaware General Corporation Law because they are the legal documents and provisions that will govern matters of indemnification with respect to our directors and officers.

The Registrant has entered into indemnification agreements with each of the Registrant’s directors and executive officers that require the Registrant to indemnify these persons for all direct and indirect costs of any type or nature whatsoever, including attorney’s fees, witness fees, and other out-of-pocket costs of whatever nature, incurred by the director or officer in any action or proceeding, whether actual, pending or threatened, subject to certain limitations, to which any of these people may be made a party by reason of the fact that he or she is or was a director or an executive officer of the Registrant or is or was serving or at any time serves at the request of the Registrant as a director, officer, employee or other agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

The Registrant has purchased insurance on behalf of any person who is or was a director or officer of the Registrant against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

Item 16. Exhibits.

Exhibit Number	Description
3.1	Second Amended and Restated Certificate of Incorporation of Stablecoin Development Corporation (incorporated by reference to Exhibit 3.1 of the Current Report on Form 8-K filed on March 12, 2026).
3.2	Amendment to the Second Amended and Restated Certificate of Incorporation, dated March 31, 2026 (incorporated by reference to Exhibit 3.1 of the Current Report on Form 8-K filed on April 1, 2026).
3.3	Bylaws, as amended and restated effective April 2, 2026 (incorporated by reference to Exhibit 3.2 of the Current Report on Form 8-K filed on April 1, 2026).
4.1	Reference is made to Exhibits 3.1, 3.2 and 3.3.
4.2

Specimen Common Stock Certificate (incorporated by reference to the exhibit of the same description from the Registrant’s amendment to the registration statement of Form S-1 filed with the SEC on August 10, 2007 (SEC File No. 333-140714))

4.3	Form of January 2026 Pre-Funded Warrant (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K filed January 16, 2026).
5.1*	Opinion of Ropes & Gray LLP (incorporated by reference to Exhibit 5.1 of the Company’s Registration Statement on Form S-3 (File No. 333-298229) filed on August 11, 2026).
10.1	Securities Purchase Agreement, dated January 16, 2026 (incorporated by reference to Exhibit 10.45 to the Annual Report on Form 10-K filed March 19, 2026).
10.2	Investors’ Rights Agreement, dated January 16, 2026 (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed January 16, 2026).
10.3**†	Master Service Agreement, dated January 6, 2026, between the Company and Fireblocks, Inc., together with the Order Form thereunder.
10.4**†

Prime Broker Agreement, dated February 4, 2026, among Payward Interactive, Inc., Payward Financial, Inc. (doing business as Kraken Financial), Staked Cayman and the Company, pursuant to which Payward Financial, Inc. provides custody services.

23.1**	Consent of CBIZ CPAs P.C., dated September 16, 2026.
23.2**	Consent of WithumSmith+Brown, PC, dated September 16, 2026.
23.3*	Consent of Ropes & Gray LLP (included in Exhibit 5.1).
24.1*	Power of Attorney.
24.2**	Power of Attorney (included on the signature page hereto).
107*	Filing Fee Table (incorporated by reference to Exhibit 107 of the Company’s Registration Statement on Form S-3 (File No. 333-298229) filed on August 11, 2026).

* Previously filed.

** Filed herewith.

† Portions of this exhibit (consisting of fee terms and personal contact information) have been omitted pursuant to Item 601(a)(6) and Item 601(b)(10)(iv) of Regulation S-K because such information is both (i) not material and (ii) the type that the registrant treats as private or confidential. The registrant agrees to furnish supplementally an unredacted copy of this exhibit to the SEC upon request.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Palm Beach, Florida, on September 16, 2026.

STABLECOIN DEVELOPMENT CORPORATION

By:	/s/ Tommy Law
Tommy Law Chief Financial Officer (Principal Financial and Accounting Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael Kazley or Tommy Law, and each and either of them, his or her true and lawful attorney-in-fact and agent, each with full power of substitution and resubstituting, for him or her and in his or her name, place, and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE

/s/ Michael Kazley	Chief Executive Officer, Chairman of the Board and Director	September 16, 2026
Michael Kazley	(Principal Executive Officer)

/s/ Tommy Law	Chief Financial Officer	September 16, 2026
Tommy Law	(Principal Financial and Accounting Officer)

* Paul E. Freiman	Director	September 16, 2026
Paul E. Freiman

* Swan Sit	Director	September 16, 2026
Swan Sit

* Yenyou (Jeff) Zheng	Director	September 16, 2026
Yenyou (Jeff) Zheng

/s/ David Garcia Rios	Director	September 16, 2026
David Garcia Rios

* By: /s/ Tommy Law, Attorney in fact.